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                                                                      EXHIBIT 11

                   THE LIBERTY CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                 FOR THE THREE YEARS ENDED DECEMBER 31, 1995
                      (In $000's, except per share data)


                                                              1995          1994          1993
                                                           -------------------------------------
PRIMARY SHARES

Weighted average common shares outstanding                   19,951         19,721       19,327
Weighted average common stock options outstanding               119             87          169
Preferred stock considered a common stock equivalent            502            ---          ---
  Total primary shares                                       20,572         19,808       19,496

FULLY DILUTED SHARES

Weighted average common shares outstanding                   19,951         19,721       19,327
Weighted average common stock options outstanding               136             89          174
Preferred stock considered a common stock equivalent            502            ---          ---
Assumed conversion of redeemable preferred stock not
  considered a common stock equivalent                        1,265          1,010          ---
                                                           -------------------------------------
  Total fully diluted shares                                 21,854         20,820       19,501
                                                           =====================================
NET INCOME

Earnings                                                   $ 59,353        $26,178      $39,147
                                                           =====================================

PREFERRED STOCK DIVIDENDS

Dividends paid on redeemable preferred stock               $  2,658        $ 2,117      $   ---
                                                           =====================================

Primary earnings per share  (Net income minus
  preferred dividends divided by total primary shares)     $   2.76        $  1.22      $  2.01
                                                           =====================================

Fully diluted earnings per share (Net income divided
  by total fully diluted shares)                           $   2.72        $  1.26      $  2.01
                                                           =====================================


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